                                                                     Exhibit 3.1


                              AMENDED AND RESTATED


                          CERTIFICATE OF INCORPORATION

                                       OF
                           DESTIA COMMUNICATIONS, INC.


                  The following Amended and Restated Certificate of Incorporation of Destia Communications, Inc. amends and restates the provisions of and supersedes the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on Oct. 29, 1996, under the name of Econophone Inc., in its entirety.

                                    ARTICLE I

                  The name of the corporation is Destia Communications, Inc. (the "Corporation").

                                   ARTICLE II

                  The address of the Corporation's registered office in the State of Delaware is 11th Floor, Rodney Square North, 11th and Market Streets, City of Wilmington, County of New Castle, Delaware 19801. Corporation Guarantee and Trust Company is the Corporation's registered agent at that address.

                                   ARTICLE III

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                                   ARTICLE IV

                  The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is seventy five million (75,000,000) shares. Seventy two million (72,000,000) shares shall be Voting Common Stock, $.01 par value per share, five hundred thousand (500,000) shares shall be Non-voting Common Stock, $.01 par value per share, and two million, five hundred thousand (2,500,000) shares shall be Preferred Stock, $.01 par value per share, without designation.

                  At the effective time of this amendment and without further action on the part of the Corporation or the holders of its stock, each one (1) share of Common Stock of the Corporation outstanding or held in treasury immediately prior thereto shall be changed and converted into 1.038916026 fully paid and non assessable shares of Common Stock of the Corporation, and at such time each holder of record of Common Stock shall, without further action, be and become the holder of 1.038916026 shares of Common Stock for each one (1) share of Common Stock held of record immediately prior thereto. No fractional shares shall be issued as a result of such stock split and, in lieu of any fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors of the Corporation. In addition, the rights, powers, designations, preferences and relative, participating, optional or other rights of the Corporation's presently authorized, issued and outstanding class of Redeemable Convertible preferred stock, $.01 per share ("the Series A Preferred") shall, from and after the filing of this Amended and Restated Certificate of Incorporation, be as set forth in the Certificate of Designation pertaining thereto that has been filed with the Secretary of State of the State of Delaware at the same time as this Amended and Restated Certificate of Incorporation.

                  Additional Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, within the limitations and restrictions prescribed by law or stated in this Certificate of Incorporation, and by filing a certificate pursuant to applicable law of the State of Delaware, to provide for the issuance of Preferred Stock in additional series (in addition to the series set forth below herein), to establish from time to time the number of shares to be included in each such series and to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased (including the Series A Preferred), the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

                  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time.

                                   ARTICLE VI

                  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                  Notwithstanding anything contained in this Certificate of Incorporation or the Corporation's Bylaws to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares entitled to vote shall be required to make, alter, amend or repeal any Bylaw of the Corporation.

                                   ARTICLE VII

                  Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation. No action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken by stockholders without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                  Notwithstanding anything contained in this Certificate of Incorporation or the Corporation's Bylaws to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares entitled to vote shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

                                  ARTICLE VIII

                  The Corporation shall, to the fullest extent permitted by the General Corporation Law (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have the power to indemnify under the General Corporation Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any Bylaw of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

                                   ARTICLE IX

                  The election of directors of the Corporation need not be by written ballot, unless the Bylaws of the Corporation otherwise provide.

                                    ARTICLE X

                  Except as otherwise required by law or provided in the Bylaws of the Corporation, and subject to the rights of the holders of any class or series of shares issued by the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors in certain circumstances, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of no less than a majority of the directors then in office, by the Chairman of the Board of Directors or by the President of the Corporation.

                                   ARTICLE XI

                  All shares of Voting Common Stock currently owned and held by Princes Gate Investors II, L.P. and its affiliates ("Princes Gate"), including shares of Voting Common Stock owned and held by Morgan Stanley & Co. Incorporated and Morgan Stanley & Co. International Limited, will not be entitled to be voted by any such entity at any time unless, and except to the extent that, at such time, such entity would be able to acquire and vote such shares owned and held by it without violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), including following the making of any filing and the obtaining of any approvals required under the HSR Act; provided, however, that the foregoing shall not limit the right of any other party to acquire or vote any shares of Common Stock.

                                   ARTICLE XII

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 and 245 of the General Corporate Law of the State of Delaware, as amended.

                  In WITNESS WHEREOF, the undersigned has executed this certificate on May __, 1999.


                                   /s/  Richard L. Shorten, Jr., Esq.
                                   --------------------------------------------
                                   Richard L. Shorten, Jr., Esq.
                                     Senior Vice President and General Counsel


                  The undersigned certifies under penalty of perjury that he has read the foregoing Amended and Restated Certificate of Incorporation and knows the contents thereof, and that the statements therein are true.
                  Executed at Paramus, New Jersey on May __, 1999


                                    /s/  Richard L. Shorten, Jr., Esq.
                                   --------------------------------------------
                                    Richard L. Shorten, Jr., Esq.
                                      Senior Vice President and General Counsel